Exhibit 2.1

AGREEMENT TO TRANSFER IN LIEU OF FORECLOSURE AND SETTLEMENT AGREEMENT

This AGREEMENT TO TRANSFER IN LIEU OF FORECLOSURE AND SETTLEMENT AGREEMENT is made as of March 1, 2011, by and among (1) HRHH HOTEL/CASINO, LLC (“Hotel/Casino Borrower”); HRHH DEVELOPMENT, LLC; HRHH GAMING, LLC (“Gaming Mortgage Borrower”); HRHH IP, LLC (“IP Borrower”); and HRHH CAFE, LLC (all of the foregoing entities, collectively, “Mortgage Borrowers”); (2) HRHH GAMING SENIOR MEZZ, LLC and HRHH JV SENIOR MEZZ, LLC (collectively, “First Mezzanine Borrowers”); (3) HRHH GAMING JUNIOR MEZZ, LLC (“Second Mezz Gaming Borrower”), HRHH JV JUNIOR MEZZ, LLC (“Second Mezz JV Borrower”, and together with Second Mezz Gaming Borrower, collectively, “Second Mezzanine Borrowers”; Second Mezzanine Borrowers, together with Mortgage Borrowers and First Mezzanine Borrowers, collectively, the “Borrowers”; Borrowers, together with each direct and indirect subsidiary thereof (including HRHH Gaming Member, LLC), collectively, the “Group Companies”); (4) HRHH JV JUNIOR MEZZ TWO, LLC (“JV Junior Mezz Two”) and HRHH GAMING JUNIOR MEZZ TWO, LLC (“Gaming Junior Mezz Two”; together with JV Junior Mezz Two, collectively, the “Equity Transferor”); (5) HARD ROCK HOTEL, INC. (“HRH Inc.”); (6) HARD ROCK HOTEL HOLDINGS, LLC (“Hard Rock Holdings”); (7) MORGANS GROUP LLC (“Morgans Guarantor”); (8) DLJ MB IV HRH, LLC (“DLJ Guarantor”, and together with Morgans Guarantor, collectively, the “Guarantors”); (9) MORGANS HOTEL GROUP MANAGEMENT LLC (“Manager”, and together with Morgans Guarantor, collectively, the “Morgans Parties”; Morgans Parties, together with Borrowers, the Equity Transferor, HRH Inc., Hard Rock Holdings and DLJ Guarantor, collectively, the “Borrower Parties”); (10) BREF HR, LLC (“New Owner”); (11) NRFC HRH HOLDINGS, LLC (“Second Mezzanine Lender”); (12) VEGAS HR PRIVATE LIMITED (“Mortgage Lender”); and (13) BROOKFIELD FINANCIAL, LLC – SERIES B (“First Mezzanine Lender”, and together with Mortgage Lender and Second Mezzanine Lender, collectively, “Lenders”).

WHEREAS, Mortgage Borrowers and Mortgage Lender are parties to that certain Third Amended and Restated Loan Agreement, dated as of December 24, 2009 (as amended prior hereto, the “Mortgage Loan Agreement”, and together with all other “Loan Documents” (as such term is defined in the Mortgage Loan Agreement), collectively, the “Mortgage Loan Documents”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Mortgage Loan Agreement), pursuant to which Mortgage Lender made a “non-recourse” loan to Mortgage Borrowers (the “Mortgage Loan”), which Mortgage Loan is secured by, among other things, a mortgage on the Properties;

WHEREAS, First Mezzanine Borrowers and First Mezzanine Lender are parties to that certain Amended and Restated First Mezzanine Loan Agreement, dated as of December 24, 2009 (as amended through the date hereof, the “First Mezzanine Loan Agreement”, and together with all other “Loan Documents” (as such term is defined in the First Mezzanine Loan Agreement), collectively, the “First Mezzanine Loan Documents”), pursuant to which First Mezzanine Lender made a “non-recourse” loan to First Mezzanine Borrowers (the “First Mezzanine Loan”), which First Mezzanine Loan is secured by, among other things, a pledge by First Mezzanine Borrowers of the “Collateral” (as such term is defined in the First Mezzanine Loan Agreement), which includes, without limitation, 100% of certain direct and indirect interests in Mortgage Borrowers;

WHEREAS, Second Mezzanine Borrowers and Second Mezzanine Lender are parties to that certain First Amended and Restated Second Mezzanine Loan Agreement, dated as of December 24, 2009 (as amended through the date hereof, the “Second Mezzanine Loan Agreement”, and together with the Mortgage Loan Agreement and the First Mezzanine Loan Agreement, the “Loan Agreements”; the Second Mezzanine Loan Agreement, together with all other “Loan Documents” (as such term is defined in the Second Mezzanine Loan Agreement), collectively, the “Second Mezzanine Loan Documents”, and together with the Mortgage Loan Documents and the First Mezzanine Loan Documents, collectively, the “Loan Documents”), pursuant to which Second Mezzanine Lender made a “non-recourse” loan to Second Mezzanine Borrowers (the “Second Mezzanine Loan”, and together with the Mortgage Loan and the Second Mezzanine Loan, collectively, the “Loans”), which Second Mezzanine Loan is secured by, among other things, a pledge by Second Mezzanine Borrowers of the “Collateral” (as such term is defined in the Second Mezzanine Loan Agreement), which includes, without limitation, 100% of the direct interests in First Mezzanine Borrowers (the “Second Mezzanine Pledged Collateral”);

WHEREAS, the Morgans Parties, DLJ Guarantor, Hard Rock Holdings and HRH Inc. are party to various of the Loan Documents;

WHEREAS, Manager manages the Properties pursuant to the Management Agreement;

WHEREAS, each of HRH Inc., Hard Rock Holdings and Manager owns certain assets, is party to certain agreements, and holds certain licenses and permits with respect to the operation of the Properties, as specified in the assignment and assumption of agreements to be delivered pursuant to Section 8.1(B) and 8.1(D) hereof (collectively, the “HRHI Interests”);

WHEREAS JV Junior Mezz Two owns 100% of the direct ownership interests of Second Mezz JV Borrower (the “JV Equity Interests”), and Gaming Junior Mezz Two owns 100% of the direct ownership interests of Second Mezz Gaming Borrower (the “Gaming Equity Interests”, and together with the JV Equity Interests, collectively, the “Equity Interests”);

WHEREAS, Hard Rock Holdings owns (i) 100% of the direct ownership interests of HRH Inc. which in turn owns 100% of the direct ownership interests of Gaming Junior Mezz Two, and (ii) 100% of the direct ownership interests of JV Junior Mezz Two;

WHEREAS, certain events of default have occurred under the Loans;

WHEREAS, in connection therewith, (i) on January 28, 2011, Second Mezzanine Lender sent Second Mezzanine Borrowers two Notifications of Disposition of Collateral, stating that Second Mezzanine Lender intended to sell certain of the collateral securing the Second Mezzanine Loan, including, without limitation, the Second Mezzanine Pledged Collateral, (ii) on February 1, 2011, Second Mezzanine Borrowers commenced an action against Second Mezzanine Lender in the Supreme Court of the State of New York, New York County (the

“Court”), HRHH GAMING JUNIOR MEZZ, LLC and HRHH JV JUNIOR MEZZ, LLC v. NRFC HRH HOLDINGS, LLC (Sup. Ct. N.Y. Co. Index No. 650273/11) (the “Borrower Action”), and (ii) on February 2, 2011, First Mezzanine Lender and Mortgage Lender commenced an action against Second Mezzanine Lender in the Supreme Court of the State of New York, New York County, BROOKFIELD FINANCIAL, LLC, AS TO ITS SERIES B, AS FIRST MEZZANINE LENDER, and VEGAS HR PRIVATE LIMITED, AS SENIOR LENDER v. NRFC HRH HOLDINGS, LLC (the “Senior Lender Action”, and together with the Borrower Action, collectively, the “Litigation”);

WHEREAS, the parties to this Agreement (other than New Owner, Manager and Hard Rock Holdings), together with several affiliates of DLJ Guarantor, have entered into that certain Standstill Agreement, dated February 6, 2011, as amended by that certain Amendment to Standstill Agreement, dated as of February 28, 2011, pursuant to which the parties thereto have agreed, subject to certain conditions, to refrain from taking any actions in furtherance of the exercise of any remedies under the Loan Documents or in connection with the Litigation prior to the occurrence of the Closing (defined below);

WHEREAS, New Owner is an Affiliate of First Mezzanine Lender; and

WHEREAS, in order to resolve any defaults of Borrowers under the Loan Documents, to settle the Litigation and to reflect additional understandings among the parties hereto, and in lieu of the exercise by Lenders of their rights under the Loan Documents, the parties hereto are entering into this Agreement pursuant to which, among other things, (i) Equity Transferors will transfer to New Owner the Equity Interests, (ii) HRH Inc., Hard Rock Holdings and Manager will assign and transfer the HRHI Interests to Hotel/Casino Borrower, (iii) the Mutual Release (defined below) will be executed and delivered by the parties thereto, (iv) DLJ Guarantor shall make (or arrange to make) the DLJ Contribution (defined below) and Morgans Guarantor shall make (or arrange to make) the Morgans Contribution (defined below) and (v) the Litigation will be discontinued, all subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of these recitals (which are hereby incorporated into and shall be deemed to be part of this Agreement), the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, it is hereby agreed as follows:

ARTICLE 1

ASSIGNMENT IN LIEU OF FORECLOSURE

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (i) Equity Transferor shall transfer, assign and convey to New Owner all of its right, title and interest in and to the Equity Interests, and (ii) HRH Inc., Hard Rock Holdings and Manager shall transfer, assign and convey to Hotel/Casino Borrower the HRHI Interests, in lieu of foreclosure and in full, complete and irrevocable satisfaction and discharge of any and all of Hard Rock Holdings’, HRH Inc.’s, the Morgans Parties’ and the DLJ Guarantor’s respective obligations, liabilities and responsibilities to Lenders under the Loan Documents, as applicable, except to the extent expressly set forth in this Agreement or in any of the other documents executed and delivered pursuant to this Agreement (the “Settlement Documents”).

ARTICLE 2

GUARANTOR CONTRIBUTION

2.1 DLJ Contribution. DLJ Guarantor hereby agrees, for the benefit of all of the other parties to this Agreement, that at the Closing, upon the terms and subject to the conditions set forth in this Agreement, DLJ Guarantor shall make (or arrange to be made) a payment of Fifty-Seven Million Five Hundred Thousand and 00/100 Dollars ($57,500,000.00) in accordance with and to the entities specified on Schedule 2.1 attached hereto (the “DLJ Contribution”).

2.2 Morgans Contribution. Morgans Guarantor hereby agrees, for the benefit of all of the other parties to this Agreement, that at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Morgans Guarantor shall make (or arrange to be made) a payment of Five Million and 00/100 Dollars ($5,000,000.00) in accordance with and to the entities specified on Schedule 2.2 attached hereto (the “Morgans Contribution”, and together with the DLJ Contribution, the “Guarantor Contribution”).

2.3 Several Obligation. It is expressly acknowledged and agreed that DLJ Guarantor’s obligation to make the DLJ Contribution and Morgans Guarantor’s obligation to make the Morgans Contribution shall be several obligations of the applicable Guarantor, and not joint or joint and several obligations of the Guarantors. Notwithstanding the above, in the event of non-payment at Closing by a Guarantor of its respective portion of the Guarantor Contribution, the other Guarantor may (but shall not be obligated to) make such payment of the unpaid portion of the Guarantor Contribution, and the requirements of Sections 2.1 and 2.2 shall be deemed satisfied so long as the entire Guarantor Contribution is paid at the Closing, regardless of the source. In such event, the non-paying Guarantor shall be obligated to reimburse immediately the paying Guarantor for the amount of the non-paying Guarantor’s portion of the Guarantor Contribution paid by the paying Guarantor.

2.4 Return of Guarantor Contribution. Each of the Guarantors acknowledges and agrees that its respective portion of the Guarantor Contribution is earned in full as of the Closing and shall be repaid only pursuant to that certain Net Proceeds Allocation Agreement, dated as of the date hereof, among BREF Stellar, LLC, Borrowers, Guarantors, New Owner, BREF HRHH, LLC, First Mezzanine Lender, Second Mezzanine Lender, HRHH Gaming Member, LLC and FLS VI Co-Invest, Inc. (the “Waterfall Agreement”).

ARTICLE 3

POST CLOSING COOPERATION

(A) Subject to the terms and conditions of this Agreement, each of the Guarantors, Manager and First Mezzanine Lender shall, at their own cost and expense, cooperate in all material respects and in good faith with each other in connection with the orderly transfer of the responsibility for the management of the Property from Manager to New Manager (as hereinafter defined).

(B) Within five (5) days following the Closing, the Morgans Parties shall, in a diligent and workmanlike manner, remove or cause the removal of all signage at the Property bearing the “SKYBAR” name or logo. Following the Closing, New Owner shall not, and shall cause New Manager not to, use any publicity or printed materials bearing the “SKYBAR” name or logo, other than SKYBAR items that would be impractical to immediately remove or terminate the use of, such as (i) SKYBAR advertising in the current issue of the Hard Rock Hotel magazine placed in guest rooms and elsewhere on the Property or (ii) off-premises advertising materials that already exist or which have been ordered (and with respect to such excluded items, New Owner and New Manager shall terminate the use of such items as soon as is practicable). Promptly following Closing, New Owner shall cause the removal of any advertising cards bearing the “SKYBAR” name or logo that have been placed in guest rooms or elsewhere on the Property in the ordinary course of operation of the Property. Following the Closing, neither New Owner nor any Borrower shall have any right to use the trademarks, trade names, logos or other intellectual property of Manager.

(C) The Guarantors acknowledge that, as of the date hereof, the Liberty Mutual Group is the beneficiary of a letter of credit in the amount of approximately One Million Two Hundred Thousand Dollars ($1,200,000.00) (“Liberty LOC”) and is the holder of cash in the approximate amount of One Hundred Thousand Dollars ($100,000.00) (“Liberty Escrow”), each as security for certain tail construction insurance claims in connection with the Property. As promptly as possible after the Closing, the Guarantors shall cause Hard Rock Holdings to cooperate with New Owner and Liberty Mutual Group (i) to cause Liberty Mutual Group to release the Liberty LOC in exchange for a replacement letter of credit to be obtained by Hotel/Casino Borrower for the benefit of Liberty Mutual Group and (ii) to transfer all rights of Hard Rock Holdings in and to the Liberty Escrow to the account of and for the benefit of Hotel/Casino Borrower pursuant to documentation reasonably acceptable to First Mezzanine Lender and Guarantors.

(D) Manager acknowledges that certain agreements with Online Travel Agencies (“OTAs”) for the benefit of the property are in the name of the Manager. As promptly as possible after Closing, Manager shall cooperate with New Owner and OTAs to establish independent accounts with the OTAs for the benefit of the property. New Owner acknowledges that these independent accounts may not be on the same terms as the previous joint relationships. Furthermore, Manager is the beneficiary of a letter of credit issued by Orbitz in the amount of approximately Fifty Thousand Dollars ($50,000.00) (“Orbitz LOC”) provided by Orbitz as security for receipts collected by Orbitz on behalf of the Property. As promptly as possible after the Closing, Manager shall cooperate with New Owner to cause the Orbitz LOC, and any other collateral held with OTAs for the benefit of the property to be transferred or released so that it solely benefits the New Owner and the Property.

ARTICLE 4

COVENANTS OF THE BORROWER PARTIES AND LENDERS

4.1	IP Litigation.

(i) The Borrowers, the Morgans Parties, Morgans Hotel Group Co. (“MHG”), the DLJ Guarantor, Hard Rock Holdings, HRH Inc., DLJ Merchant Banking Partners IV, L.P. (“DLJ MBP”) and DLJMB HRH VoteCo, LLC (“VoteCo” and, together with the Morgans Parties, MHG, Hard Rock Holdings, HRH Inc., DLJ MBP and the DLJ Guarantor, collectively, the “Morgans/DLJ IP Parties”) currently anticipate that they shall continue jointly to defend that certain action titled HARD ROCK CAFÉ INT’L (USA), INC. v. HARD ROCK HOTEL HOLDINGS, LLC et al., Case No. 10-CV-7244 (WHP) (S.D.N.Y.) (the “IP Litigation”), and to be jointly represented in the IP Litigation by common counsel. So long as such joint representation continues, the fees and expenses of common counsel shall be borne by the Borrowers.

(ii) Notwithstanding Section 4.1(i) hereof, Borrowers shall have the right at all times to retain their own counsel, in addition to or in place of such common counsel and to control the defense of the IP Litigation with respect to Borrowers, and the prosecution of any related pleadings on behalf of Borrowers, at the sole cost and expense of Borrowers.

(iii) Notwithstanding Section 4.1(i) hereof, the Morgans/DLJ IP Parties shall have the right at all times to retain their own counsel, in addition to or in place of such common counsel and to control the defense of the IP Litigation with respect to the Morgans/DLJ IP Parties and any of their respective Affiliates that become parties to the IP Litigation, and the prosecution of any related pleadings on behalf of such parties, at the sole cost and expense of the Morgans/DLJ IP Parties.

(iv) In the event any party exercises its rights to retain its own counsel as set forth in Section 4.1(ii) or 4.1(iii) hereof:

(A) Borrowers shall have the right to continue to be represented by counsel that will have previously jointly represented Borrowers and the Morgans/DLJ IP Parties, and the Morgans/DLJ IP Parties hereby waive any objection to such continued representation or any conflict in connection therewith;

(B) The Morgans/DLJ IP Parties shall, and shall instruct any of their Affiliates that become parties to the IP Litigation to reasonably cooperate with Borrowers and instruct their respective counsel to reasonably cooperate with the Borrowers’ counsel in connection with the IP Litigation;

(C) Borrowers shall reasonably cooperate with the Morgans/DLJ IP Parties and instruct their counsel to reasonably cooperate with counsel to the Morgans/DLJ IP Parties in connection with the IP Litigation;

(D) Borrowers and counsel for the Borrowers shall not make any statement admitting or asserting liability or wrongdoing of any kind with respect to the IP Litigation by or on the part of any of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation, or make any other assertion, statement or argument in the IP Litigation which could otherwise reasonably be expected to adversely affect the defense of the IP Litigation with respect to any of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation or the prosecution of any related counterclaims on behalf of any of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation; provided, however, that it shall not be a breach of this Agreement to provide truthful information when required by any statute, rule, court order or other legal obligation;

(E) None of the Morgans/DLJ IP Parties or any of their respective Affiliates or counsel shall make any statement admitting or asserting liability or wrongdoing of any kind with respect to the IP Litigation by or on the part of the Borrowers, or make any other assertion, statement or argument in the IP Litigation which could otherwise reasonably be expected to adversely affect the defense of the IP Litigation with respect to any of the Borrowers or the prosecution of any related counterclaims on behalf of any of the Borrowers, provided, however that it shall not be a breach of this Agreement to provide truthful information when required by any statute, rule, court order or other legal obligation; and

(F) The Borrowers, on the one hand, and the Morgans/DLJ IP Parties, on the other hand, shall each be responsible for the costs and expenses of their own respective counsel.

(v) The Borrowers may settle the IP Litigation with respect to the Borrowers without the consent of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation; provided, however, that any such settlement shall include a dismissal and unconditional release of all claims against the Morgans/DLJ IP Parties and any of their respective Affiliates that become parties to the IP Litigation and any of their officers, directors, employees, agents or attorneys, shall not contain any admission or statement of liability or wrongdoing on behalf of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation and shall not impose any liability or obligation (other than as set forth in Section 9.2(D) below) on the part of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation.

(vi) The Morgans/DLJ IP Parties and any of their respective Affiliates that become parties to the IP Litigation may settle the IP Litigation with respect to the Morgans/DLJ IP Parties and/or any of their respective Affiliates that become parties to the IP Litigation subject to the consent of the Borrowers; provided, however, that any such settlement shall include a dismissal and unconditional release of all claims against Borrowers and any of their officers, directors, employees, agents or attorneys, shall not contain any admission or statement of liability or wrongdoing on behalf of Borrowers and shall not impose any liability or obligation (other than as set forth in Section 9.2(D) below) on the part of the Borrowers.

(vii) With respect to any suits, actions or proceedings (other than the IP Litigation) commencing following the Closing and naming at least one Borrower and one Morgans/DLJ IP

Party as a co-defendant (the “New Litigation”), the provisions of Sections 4.1(iv)(D) and (E) shall apply to the New Litigation in the same manner as such provisions apply to the IP Litigation and shall be binding upon the parties with respect to the New Litigation.

4.2	Directors’ and Officers’ Insurance.

(A) As of the date hereof, New Owner shall obtain a non-cancellable extended reporting period that will be added as an endorsement to the directors’ and officers’ liability coverage of the Group Companies’ directors’ and officers’ insurance policies, the Group Companies’ employment practices liability insurance policies and the Group Companies’ fiduciary liability insurance policies, in effect prior to the Closing (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period or time at or prior to the Closing Date from insurance carriers with the same or better credit rating as the Group Companies’ insurance carriers prior to the Closing with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Group Companies’ D&O Insurance in effect prior to Closing. The cost of the premium for purchasing the D&O Insurance pursuant to this Section 4.2 shall be borne 50% by New Owner and 50% by the Guarantors; provided, however, that New Owner shall not be responsible for more than $100,000 of such cost.

(B) The current or former managers, directors or officers, as the case may be, of the Group Companies (collectively, “D&O Indemnitees”) to whom this Section 4.2 applies shall be third party beneficiaries of this Section 4.2. The provisions of this Section 4.2 are intended to be for the benefit of each D&O Indemnitee and his or her successors, heirs or representatives. New Owner and Borrowers shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any D&O Indemnitee in enforcing the obligations provided in this Section 4.2.

(C) The rights of each D&O Indemnitee under this Section 4.2 shall be in addition to any rights such person may have under the organizational documents of any of the Group Companies or under any applicable Legal Requirements or under any agreement of any D&O Indemnitee with the any Group Company.

4.3	Feigenbaum Litigation

(A) Guarantors agree, at their sole cost and expense, to assume the defense of that certain action titled BRIAN FEIGENBAUM v. HARD ROCK HOLDINGS, LLC, MORGANS HOTEL GROUP CO., DLJ MERCHANT BANKING PARTNERS IV LP, GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION, ET. AL., filed on or about February 25, 2011 and, as of the date hereof, not yet served (the “Feigenbaum Litigation”) with counsel reasonably acceptable to Mortgage Lender. Such defense shall extend to any original claims, cross claims or other claims asserted at any time in such case, or any refiled or related case against the Government of Singapore Investment Corporation (“Mortgage Defendant”). Guarantors shall keep Mortgage Lender informed of the status of the Feigenbaum Litigation and shall provide copies to Mortgage Lender of all significant court papers related thereto. Notwithstanding any of the foregoing to the contrary, Mortgage Defendant shall have the right at all times to retain counsel of its own choosing and to join in the defense of the Feigenbaum Litigation, in addition to or in place of counsel selected by Guarantors, and/or to control the defense of the Feigenbaum Litigation with respect to Mortgage Defendant, and the prosecution of any related counterclaims on behalf of Mortgage Defendant, at the sole cost and expense of Mortgage Defendant.

(B) Guarantors and any counsel selected by Guarantors shall not make any statement admitting or asserting liability or wrongdoing of any kind with respect to the Feigenbaum Litigation on the part of Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation, or make any other assertion, statement or argument in the Feigenbaum Litigation which could otherwise reasonably be expected to adversely affect the defense of the Feigenbaum Litigation with respect to Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation or the prosecution of any related counterclaims on behalf of any of Mortgage Defendant or its Affiliates that become parties to the Feigenbaum Litigation, provided, however, that it shall not be a breach of this Agreement to provide truthful information when required by any statute, rule, court order or other legal obligation.

(C) Guarantors may settle the Feigenbaum Litigation with respect to Mortgage Defendant without the prior consent of Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation; provided, however, that any such settlement shall include a dismissal and release of all claims against Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation, shall not contain any admission or statement of liability or wrongdoing on behalf of Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation and shall not impose any liability or obligation, monetary or otherwise, on the part of Mortgage Defendant or any of its Affiliates that become parties to the Feigenbaum Litigation. Guarantors agree that they shall not seek any contribution or payment from Mortgage Defendant or any of its Affiliates in connection with any settlement of the Feigenbaum Litigation.

(D) In the event that Mortgage Defendant engages separate or additional counsel, then the agreements and restrictions in subsections (B) and (C) above shall, mutatis mutandis, also be binding on Mortgage Defendant and such separate or additional counsel for the benefit of the Guarantors.

(E) Guarantors agree to make available to Mortgage Lender and Mortgage Defendant copies of all resolutions, minute books, board meeting notes, and any other documents in their possession, custody or control that are relevant to the claims or causes of action alleged in the complaint for the Feigenbaum Litigation.

(F) Guarantors acknowledge and agree that Mortgage Defendant shall be an intended third party beneficiary of this Section 4.3.

ARTICLE 5

CLOSING

5.1 Closing. The closing of the transactions contemplated hereunder (hereinafter referred to as the “Closing”) shall take place on the date hereof (the “Closing Date”), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or at such other location or in such other manner as may be determined by the parties hereto.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Guarantors’ Representations. DLJ Guarantor and Morgans Guarantor hereby jointly and severally represent and warrant to Lenders as of the Closing as follows:

(A)(1) Schedule 6.1(A)(1) hereto, together with the Financial Statements (defined below), contain a true, correct and complete list of all contracts and agreements (including, without limitation, sharing agreements, contracts, leases, written employment contracts, licenses, and participation agreements) to which any direct or indirect subsidiary of Hard Rock Holdings (collectively, the “Property Companies”), Manager, as agent for one of more of the Property Companies, or the Property is a party or is bound, which agreements or contracts, on an individual basis, provide for annual aggregate payments by, or other consideration from, any of the Property Companies in excess of $50,000, or were entered into with any of the Morgans Parties or the DLJ Guarantor or any Affiliate of the Morgans Parties or the DLJ Guarantor, but excluding (x) any agreement that will not be binding on any Group Company and will not be binding on the Properties or any of them from and after the Closing and (y) all unwritten employment agreements. There are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Management Agreement, in their capacities as such, except as set forth in Schedule 6.1(A)(1) hereto under the heading of “Management Agreement” (together with the Management Agreement, the “Morgans Management Documents”).

(2) Schedule 6.1(A)(2) hereto contains a true, correct and complete list of all agreements with any employee of a Property Company, Hard Rock Holdings or Manager or any Affiliate thereof to which any Property Company, Hard Rock Holdings or Manager or any Affiliate thereof is a party or is bound, for employment at the Properties and which contain a provision for compensation in connection with severance.

(3) Except as disclosed in Schedule 6.1(A)(3) hereto, there are no claims, litigations, arbitrations, mediations or other proceedings pending or threatened-in-writing against any Property Company or their respective properties or assets (including the Properties) (“Property Claims”) which are reasonably anticipated by Guarantors to result in, on an individual basis, payments by, or other consideration from or liabilities on behalf of, the Properties, any Property Company or any of the Lenders, of more than $20,000.

(4) The financial statements of Hard Rock Holdings for the calendar year ending December 31, 2010 (the “Financial Statements”), a copy of which are attached hereto as Schedule 6.1(A)(4), fairly present, in all material respects, the consolidated financial position of the Property Companies as of the date thereof.

(B)(1) Each Borrower Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of organization, has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other Settlement Documents to which it is a party.

(2) The execution and delivery of this Agreement and the other Settlement Documents to which the Borrower Parties are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Borrower Parties, and assuming the due execution and delivery of this Agreement and the other Settlement Documents by the parties thereto (other than the Borrower Parties), this Agreement and the other Settlement Documents constitute the legal, valid and binding obligations of each of the Borrower Parties that are a party thereto, enforceable against the Borrower Parties in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors’ rights generally. All persons who have executed this Agreement or the other Settlement Documents on behalf of one or more Borrower Parties have been duly authorized to do so by all necessary action on behalf of the Borrower Parties. Neither the execution and delivery of this Agreement or the other Settlement Documents to which the Borrower Parties are a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational or other governing documents of any of the Borrower Parties (provided that Lenders’ and New Owner’s execution and delivery of this Agreement shall be deemed to be Lenders’ and New Owner’s consent to any action or inaction taken or not taken in compliance with this Agreement to the extent such action or inaction would require any Lender’s or New Owner’s consent under the organizational documents of any Borrower Party, and such action or inaction shall not be considered a breach thereof) or (ii) violate any statute, rule, regulation, judgment, order, ruling, injunction, decree, or award of any court, administrative agency or governmental body against, or binding upon any Borrower Party or upon any Borrower Party’s properties or assets.

(3) Schedule 6.1(B)(3) sets forth the jurisdiction of organization, the authorized capital stock or other equity interests and the number and type of the issued and outstanding shares of capital stock or other equity interests of each Group Company. Except as set forth on Schedule 6.1(B)(3), no Property Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Schedule 6.1(B)(3) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Property Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity which such Property Company (as applicable) owns, directly or indirectly, any equity or equity-related securities. All outstanding equity securities of each Group Company have been duly authorized and validly issued, are free and clear of any preemptive rights, restrictions on transfer and liens, in each case other than the liens of the Loans and the Loan Documents and liens evidenced by any financing statements filed with respect to any item identified on Schedule 6.1(A)(1). There are (x) no other equity securities of any Group Company, (y) no securities of any Group Company convertible into or exchangeable for equity securities of any Group Company, and (z) no agreements, arrangements, or other subscriptions options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which any Group Company is a party or by which it is bound in any case obligating any Group Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of any Group Company, or obligating any Group Company to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(4) Attached hereto as Schedule 6.1(B)(4) is a true, correct and complete list of all organizational documents of each Group Company, in each case as amended, supplemented or otherwise modified. The Borrower Parties have made available to Lenders a true, correct and complete copy of each agreement identified on Schedule 6.1(B)(4).

(5) Neither Equity Transferor is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(6) No Borrower Party is acting, directly or indirectly, for or on behalf of any individual or entity named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any individual or entity designated in Executive Order 13224 as an individual or entity who commits, threatens to commit, or supports terrorism. No Borrower Party is engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such individual or entity.

6.2 No Other Representations. Except for the representations of Guarantors set forth in Section 6.1 above, no Borrower Party makes or shall be deemed to have made any representation or warranties of any kind to Lenders or New Owner pursuant to this Agreement, the other Settlement Documents or the transactions contemplated hereby. THE BORROWER PARTIES, LENDERS AND NEW OWNER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE OTHER SETTLEMENT DOCUMENTS, (I) THE TRANSFER OF THE EQUITY INTERESTS AND THE HRHI INTERESTS (AND INDIRECT TRANSFER OF THE PROPERTIES) SHALL BE ON AN “AS IS,” “WHERE, IS,” AND “WITH ALL FAULTS” BASIS AND SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND (II) THE BORROWER PARTIES ARE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER.

6.3 Lenders’ and New Owner’s Representations. Each Lender and New Owner (collectively, the “Lender Parties”), severally, hereby represents and warrants to the Borrower Parties as of the Closing as follows, but only as to itself and not as to any other Lender Party :

(A) Such Lender Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of organization, has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other Settlement Documents to which it is a party.

(B) The execution and delivery of this Agreement and the other Settlement Documents to which such Lender Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by such Lender Party, and assuming the due execution and delivery of this Agreement and the other Settlement Documents by the parties thereto (other than such Lender Party), this Agreement and the other Settlement Documents to which such Lender Party is a party constitute the legal, valid and binding obligations of such Lender Party, enforceable against such Lender Party in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors’ rights generally. All persons who have executed this Agreement and the other Settlement Documents to which such Lender Party is a party on behalf of such Lender have been duly authorized to do so by all necessary action on behalf of such Lender Party. Neither the execution and delivery of this Agreement or the other Settlement Documents to which such Lender Party is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the organizational or other governing documents of any of such Lender Party or (ii) violate any statute, rule, regulation, judgment, order, ruling, injunction, decree, or award of any court, administrative agency or governmental body against, or binding upon such Lender Party or upon its properties or assets.

(C) Such Lender Party is not acting, directly or indirectly, for or on behalf of any individual or entity named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any individual or entity designated in Executive Order 13224 as an individual or entity who commits, threatens to commit, or supports terrorism. Such Lender Party is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such individual or entity.

ARTICLE 7

NO MERGER

The liens in favor of Mortgage Lender with respect to Mortgage Borrowers and their assets granted under the Loan Documents (as such documents are being amended as of the date hereof) are not intended to be, and shall not be, released or relinquished in any manner or respect whatsoever on account of this Agreement, the other Settlement Documents or the transactions contemplated hereby. Furthermore, the Borrowers acknowledge and agree that upon execution and delivery of this Agreement, such liens shall remain valid and continuous and in full force and effect for the benefit of Lenders, and their respective successors and assigns.

ARTICLE 8

CLOSING DOCUMENTS

8.1 Deliveries of Borrower Parties. At the Closing, the Borrower Parties shall deliver or cause to be delivered the following:

(A) An assignment and assumption agreement, substantially in the form of Exhibit A annexed hereto (the “Assignment and Assumption”), duly executed by each Equity Transferor, conveying title to the Equity Interests owned by such Equity Transferor to New Owner;

(B) An assignment and assumption agreement, substantially in the form of Exhibit B annexed hereto, duly executed by HRH Inc., Hard Rock Holdings and Hotel/Casino Borrower, conveying HRH Inc.’s and Hard Rock Holdings’ interests in the HRHI Interests identified in such agreement to Hotel/Casino Borrower;

(C) An Affidavit, substantially in the form of Exhibit C annexed hereto, to the effect that neither of HRH Inc. or Hard Rock Holdings is a “foreign person” within the meaning of the Code, duly executed by HRH Inc. and Hard Rock Holdings;

(D) An assignment and assumption agreement, substantially in the form of Exhibit D annexed hereto, duly executed by Manager and Hotel/Casino Borrower, conveying Manager’s interests in the HRHI Interests identified in such agreement to Hotel/Casino Borrower;

(E) Duly executed resignations of all of the managers, directors (other than “independent directors”, except for the “independent directors” of HRHH Gaming Member, LLC) and officers of all of the Group Companies, substantially in the form of Exhibit E annexed hereto (Guarantors hereby acknowledging and confirming that from and after the Closing, no such managers, directors or officers will remain or have any ability to take any action with respect to the Properties or the Group Companies by position, contract or otherwise);

(F) Those stipulations and orders of discontinuance with respect to the Borrower Action, substantially in the forms of Exhibit F annexed hereto (the “Borrower Action Stipulations”), duly executed by counsel for Second Mezzanine Borrowers;

(G) A Mutual Release, substantially in the form of Exhibit G annexed hereto (the “Mutual Release”), duly executed by, inter alia, the Borrower Parties;

(H) All books, records, bills, warranties, guaranties, invoices, lease files, credit reports, inventories and other documents in any Borrower Party’s possession or control related to any of the Group Companies and the ownership, operation, management, use, maintenance, or leasing of the Properties (other than communications with counsel, proprietary projections or financial models and appraisals addressed to one or more of the Group Companies or any Affiliate thereof), other than (i) materials containing trademarks, tradenames or other intellectual property of Manager or its Affiliates, and (ii) any items or materials relating to the “Daylight” group sales and marketing system used at the Property and any related software (which system is licensed by Manager). In the case of electronic records, files and materials, the Borrower Parties shall provide New Manager with all software, usernames, codes, passwords and related documentation that are necessary in order to access and utilize such electronic materials in the ordinary course of the management and operation of the Property. WG-Harmon, LLC’s (“New Manager”) possession of the foregoing items at the Properties on the Closing Date shall constitute compliance with the requirements of this subsection (H);

(I) All written contracts, agreements, and correspondence (other than correspondence solely among the Borrower Parties and their respective counsels) in any Borrower Party’s possession or control relating to the ownership, use, occupancy, leasing, licensing, operation, management, provisioning, equipping or maintenance of the Properties. New Manager’s possession of the foregoing items at the Properties on the Closing Date shall constitute compliance with the requirements of this subsection (I);

(J) All building permits, certificates of occupancy and other governmental licenses, permits, approvals and entitlements in any Borrower Party’s possession relating to the Properties. New Manager’s possession of the foregoing items at the Properties on the Closing Date shall constitute compliance with the requirements of this subsection (J);

(K) A written agreement, including an acknowledgment and agreement by Manager and reasonably acceptable to Lenders, terminating the Morgans Management Documents;

(L) All keys to the Properties. New Manager’s possession of the keys to the Properties at the Properties on the Closing Date shall constitute compliance with the requirements of this subsection (L);

(M) The Waterfall Agreement, substantially in the form of Exhibit H annexed hereto, duly executed by Guarantors, Borrowers and HRHH Gaming Member, LLC; and

(N) Such further assignments, instruments and agreements of further assurance and other documents as may be reasonably required, expedient or proper in the reasonable opinion of Lenders in order to consummate the transactions contemplated by this Agreement.

8.2 Deliveries of Lenders. At the Closing, Lenders shall deliver or cause to be delivered the following:

(A) A counterpart to the Assignment and Assumption, duly executed by New Owner;

(B) Those stipulations and orders of discontinuance with respect to the Senior Lender Action, substantially in the forms of Exhibit F annexed hereto, duly executed by counsel for the Lenders, and the Borrower Action Stipulation, duly executed by counsel for Second Mezzanine Lender;

(C) Counterparts to the Mutual Release, duly executed by, inter alia, the Lender Parties;

(D) UCC-3 Financing Statements terminating all UCC-1 Financing Statements previously filed by any of the Lenders which list HRH Inc. or Hard Rock Holdings as the debtor;

(E) The Waterfall Agreement, duly executed by BREF Stellar, LLC, First Mezzanine Lender, Second Mezzanine Lender, FLS VI Co-Invest, Inc., New Owner and BREF HRHH, LLC; and

(F) Such further assignments, instruments and agreements of further assurance and other documents as may be reasonably required, expedient or proper in the reasonable opinion of Borrower Parties in order to consummate the transactions contemplated by this Agreement.

8.3 Transaction Costs. Each party hereto shall be solely and exclusively responsible, without reimbursement, for its own costs and expenses in connection with the Properties, the Loans, its due diligence, the Litigation, and the negotiation, preparation, execution and performance of this Agreement and the other Settlement Documents, including, without limitation, the costs and expenses of its advisors, attorneys and accountants (collectively, “Transaction Costs”). Lenders acknowledge and agree that (i) neither the Morgans Parties nor the DLJ Guarantor, nor any of their respective Affiliates, shall be responsible for any Transaction Costs of the Group Companies or their respective advisors (including, without limitation, any legal fees, disbursements or expenses of counsel to the Group Companies), (ii) at Closing, all unpaid reasonable legal fees and expenses of Latham & Watkins LLP, as counsel to the

Borrowers, shall be paid by the Borrowers (and notwithstanding anything to the contrary contained in the Loan Documents, First Mezzanine Lender shall make available at Closing sufficient Borrower funds to satisfy in full such legal fees and expenses), (iii) all unpaid reasonable legal fees and expenses of Debevoise & Plimpton LLP and Brownstein, Hyatt, Farber & Schreck LLP, as counsel to the Borrowers, shall be paid by the Borrowers in the ordinary course; and (iv) on the Closing Date, Lenders shall pay, or cause to be paid, to the Manager the aggregate amount of $1,207,851, representing unpaid management fees with respect to the months of December 2010 and January 2011 and an additional $200,000 representing unpaid management fees with respect to the month of February 2011.

8.4 No Prorations. Except as otherwise provided herein, the parties hereto expressly acknowledge and agree that no prorations are being made among the parties with respect to the expenses or liabilities of the Properties (such as real estate taxes and operating expenses) or the expenses or liabilities of the Group Companies.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties in this Agreement shall survive until February 6, 2012 (the “Survival Date”); provided, that to the extent any claim for indemnification with respect to a breach of any representation or warranty in this Agreement (which claim must describe the alleged breach with reasonable specificity) has been made in accordance with this Agreement prior to the Survival Date, then, solely to the extent of such claim, the representations and warranties relevant thereto shall be deemed to survive until the final resolution thereof.

9.2 Indemnification by Guarantors. DLJ Guarantor and Morgans Guarantor, jointly and severally, hereby agree to indemnify Lenders and their current and former respective directors, officers, employees, managers, partners, agents, representatives, members and affiliates (collectively, the “Lender Indemnified Parties”) and to hold the Lender Indemnified Parties harmless from and against:

(A)(1) out-of-pocket costs of fulfilling and complying with any contracts, obligations or liabilities (including, without limitation, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with undisclosed Property Claims), (2) actual losses of revenues caused by compliance by the applicable Property Companies with any contracts, obligations or liabilities, and (3) without duplication of items (1)-(2) above, any resulting diminution in the value of the Properties (collectively, “Indemnified Undisclosed Costs”), in each case arising out of any contract, obligation or liability that represents a breach of any of the representations contained in Section 6.1(A) (any “Undisclosed Liabilities”); provided that in all cases Indemnified Undisclosed Costs shall exclude opportunity costs and shall be net of any and all benefits derived from the applicable contract, obligation or liability;

(B) any and all damages, liabilities, losses, claims, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred by the Lender Indemnified Parties that are due to any breach of any representation or warranty in Sections 6.1(B)(3) or 6.1B)(4) of this Agreement;

(C) any and all fines and penalties assessed by the Nevada Gaming Commission and unpaid prior to the Closing, and any and all gaming taxes payable to the Nevada Gaming Commission which relate to the period prior to the Closing and were not paid when due; and

(D)(1) seventy-five percent (75%) of the amount of any monetary damages awarded to the plaintiff in the IP Litigation (the “IP Plaintiff”) that are payable by the Borrowers or any of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation, but only to the extent a court of competent jurisdiction determines by a non-appealable final judgment that with respect to the factual allegations made in the IP Litigation, any Borrower, HRH Inc., any of the Morgans/DLJ IP Parties, any of their respective Affiliates that become parties to the IP Litigation, or any of their respective principals, officers, agents or employees (in their capacity as such), committed fraud or made any intentional misrepresentations, or committed physical waste to the Properties arising from its intentional misconduct or gross negligence; and

(2) the amount, if any, by which any settlement payment made to resolve the IP Litigation that is payable by the Borrowers exceeds fifty percent (50%) of the combined total of all settlement payments made to resolve the IP Litigation that are payable by the Borrowers and any of the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation, provided such settlement is reasonably satisfactory in form and substance to Guarantors;

and provided, further, that any payments made by the Morgans/DLJ IP Parties or any of their respective Affiliates that become parties to the IP Litigation to resolve the IP Litigation and/or pursuant to this Section 9.2(D) shall be reduced or refunded to the applicable Morgans/DLJ IP Party to the extent of (i) any proceeds received by the Group Companies or Lender Parties of any sale, disposition, license or other transfer, direct or indirect, to the IP Plaintiff or its Affiliates or designees, of any rights (x) under and pursuant to that certain Trademark License and Cooperation Agreement, dated June 7, 1996, between Rank Licensing, Inc. (“Rank”) and Peter A. Morton (“Morton”) (as assigned by Morton to IP Borrower and by Rank to the plaintiff in the IP Litigation) or (y) at issue in the IP Litigation, and (ii) any other amounts received by the Group Companies or Lender Parties from the IP Plaintiff or its Affiliates with respect to the settlement or other resolution of the IP Litigation ((i) and (ii) collectively, “IP Plaintiff Payments”); but only to the extent that such IP Plaintiff Payments are made (or the agreement providing for such payments was executed) on the same date as, within the twenty-four (24) months immediately preceding, or within the twenty-four (24) months immediately succeeding, the date on which the Guarantors make any indemnification payment pursuant to this Section 9.2(D).

The Borrowers hereby acknowledge and confirm that they shall be responsible for paying, and hereby agree to pay, all monetary damages awarded to the IP Plaintiff in the IP Litigation, and all settlement payments made to resolve the IP Litigation approved by Borrowers, that are not covered by clauses (1) or (2) of this Section 9.2(D).

9.3 Indemnification by Borrowers. The Borrowers, jointly and severally, agree to indemnify the Guarantors and Manager and their current and former respective directors, officers, employees, managers, partners, agents, representatives, members and affiliates (collectively, the “Guarantor Indemnified Parties”, and together with the Lender Indemnified Parties, collectively, the “Indemnified Parties”), and to hold the Guarantor Indemnified Parties harmless from and against,

(A) any and all costs of defense, including reasonable attorneys’ fees and expenses, actually incurred by the Guarantor Indemnified Parties that arise out of any wrongful termination from and after the Closing or any breach by any Borrower, as determined by a non-appealable final judgment of a court of competent jurisdiction, of (x) that certain Amended and Restated Agreement, entered into as of January 5, 2011 but effective as of December 30, 2010, between GNA Talent, LLC and Hotel/Casino Borrower, as the same may be amended from time to time from and after the Closing and (y) that certain Mandown Nightclub Agreement, dated as of July     , 2009, between Mandown, LLC and Hotel/Casino Borrower, as the same may be amended from time to time from and after the Closing; and

(B) any and all damages, liabilities, losses, claims, penalties, costs (including, without limitation, severance costs) and expenses (including, without limitation, any and all costs of defense and reasonable attorneys’ fees and expenses), actually incurred by the Guarantor Indemnified Parties that arise out of any breach or termination without cause (or a termination for “good reason” by the employee), as determined by a non-appealable final judgment of a court of competent jurisdiction, of that certain Employment Agreement, dated May 23, 2010, between Manager and Joseph A. Magliarditi (the “Magliarditi Employment Agreement”) or a termination of the Magliarditi Employment Agreement resulting from a termination of the Management Agreement.

9.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, the Lender Indemnified Parties shall not be entitled to recover in respect of any matter covered by Section 9.2(A) or (B):

(A) unless a claim in writing (which claim must describe the alleged breach with reasonable specificity) has been given by a Lender Indemnified Party to Guarantors on or before the Survival Date;

(B) until such time as the aggregate amount of all Indemnified Undisclosed Costs (regardless of whether the Lender Indemnified Parties are entitled to recovery pursuant to this Section 9.4 with respect to all or any portion of such Indemnified Undisclosed Costs) exceeds $250,000 (the “Threshold”), Lender Indemnified Parties shall not be entitled to recover in respect of any individual Undisclosed Liability pursuant to Section 9.2(A) above unless the aggregate amount of Indemnified Undisclosed Costs arising out of such individual Undisclosed

Liability equals or exceeds $50,000, in which case the Lender Indemnified Parties shall be entitled to recover the full amount of any Indemnified Undisclosed Costs arising out of such Undisclosed Liability; and

(C) from and after such time as the aggregate amount of all Indemnified Undisclosed Costs (regardless of whether the Lender Indemnified Parties are entitled to recovery pursuant to this Section 9.4 with respect to all or any portion of such Indemnified Undisclosed Costs) exceeds the Threshold, Lender Indemnified Parties shall not be entitled to recover in respect of any individual Undisclosed Liability pursuant to Section 9.2(A) above unless the aggregate amount of Indemnified Undisclosed Costs arising out of such individual Undisclosed Liability equals or exceeds $20,000, in which case the Lender Indemnified Parties shall be entitled to recover the full amount of any Indemnified Undisclosed Costs arising out of such Undisclosed Liability.

9.5 Indemnification Procedures. If a claim by a third party is made against any Indemnified Party, and if an Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 9, such Indemnified Party shall promptly notify the applicable indemnifying party of such claim; provided, however, that the failure to so notify shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such indemnifying party is actually prejudiced thereby. The indemnifying party shall have thirty (30) days after receipt of the above-referenced notice to notify the Indemnified Party that it intends to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at its own expense, the settlement or defense thereof. The Indemnified Party shall reasonably cooperate in connection with any such undertaking by the indemnifying party, provided that: (i) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, so long as the fees and expenses of such counsel shall be borne by the Indemnified Party, (ii) the indemnifying party shall control such settlement or defense, except that no such matter shall be settled without the prior written consent of the Indemnified Party unless the settlement includes as an unconditional term thereof an unconditional release from all liability of the Indemnified Party with respect to such claim, and (iii) the indemnifying party shall agree promptly to pay on behalf of the Indemnified Party the full amount of any loss resulting from such claim and reimburse all related expenses incurred by the Indemnified Party within the limits of this ARTICLE 9. As long as the indemnifying party shall have timely elected to undertake such settlement or defense and is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the indemnifying party does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its sole discretion at the expense of the indemnifying party, subject to the limitations set forth in this ARTICLE 9. Notwithstanding anything to the contrary contained herein, any Guarantor, without the participation or consent of any Lender Indemnified Parties, may (but shall not be obligated to) negotiate settlements of any Undisclosed Liabilities, and may make any payments in settlement of any Undisclosed Liabilities, provided that (i) the costs and expenses of negotiating and implementing any such settlement shall be borne in their entirety by Guarantors, (ii) any such settlement must contain as an unconditional term thereof the giving of an unconditional release and termination of liability of Borrowers and the Lender Indemnified Parties, and (iii) Guarantors shall promptly provide the Lender Indemnified Parties with copies of such settlement.

9.6 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy for any breach of any representation or warranty contained in this Agreement; provided that the foregoing shall not apply with respect to Section 6.1(B) (other than subsections (3) and (4) thereof) and Section 6.3.

9.7 LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN CLAUSES (2) AND (3) OF SECTION 9.2(A) OR UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGES AND AGREES THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES HERETO (OR ANY INDEMNIFIED PARTY) MIGHT HAVE WITH RESPECT THERETO.

ARTICLE 10

CONFIDENTIALITY

10.1 Except to the extent required by law or regulation (including reporting obligations pursuant to applicable securities laws), any applicable listing agreement with a national securities exchange or by court order to do otherwise, the parties hereto shall, and shall request that their respective officers, directors, employees, agents, advisors, attorneys and accountants, keep the fact and the terms of this Agreement strictly confidential, and the fact and the terms of this Agreement shall not, without the prior written consent of the other parties hereto (not to be unreasonably withheld, delayed or conditioned), be disclosed to any third party other than (1) by way of public announcement which is substantially similar to any disclosure required by any applicable securities laws or regulations or listing agreement, (2) to each party’s lenders, direct and indirect members and partners (limited or general), affiliates, attorneys, auditors, agents, governmental regulators, provided such persons have been advised in advance of such disclosure of the confidential nature of this Agreement and except with respect to any auditors and governmental regulators, agree to treat this Agreement and its terms as confidential, or (3) with respect to the Morgans Parties, during a quarterly earnings conference call scheduled to be conducted by MHG on March 1, 2011, and in a press release expected to be issued prior to such earnings call. The Morgans Parties will use good faith and reasonable efforts to send to the other parties to this Agreement (by email) a draft of such press release before it is issued. The foregoing shall not apply to any information which was or becomes public knowledge by means other than a breach of this Agreement. Except as otherwise provided herein, the parties hereto shall not use or reference the fact or terms of this Agreement in any proceeding, action or public notice. Notwithstanding the foregoing, any party hereto may disclose this Agreement and its terms in connection with its enforcement of this Agreement. Prior to making any disclosure of the fact and/or terms of this Agreement pursuant to the requirements of any applicable securities laws or regulations or listing agreement, the party proposing to make such disclosure shall, to the extent practicable, reasonably in advance of making such disclosure, provide a copy of the proposed disclosure to Mortgage Lender and DLJ Guarantor, and, upon request, any other party to this Agreement. In addition, if any party hereto is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose the fact or terms of this Agreement, such party will provide the other parties with prompt notice so that they may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, the party to whom the request is being made will furnish only such information that is legally required to be furnished, in the opinion of its counsel, and will exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information.

ARTICLE 11

MISCELLANEOUS

11.1 Notices. All notices to be given hereunder shall be sent registered or certified mail, return receipt requested, by hand delivery, by reputable overnight courier, or by electronic mail, to the parties at the following addresses (or to such other or further addresses as the parties may hereafter designate by like notice similarly sent):

If to Mortgage Lender:	Vegas HR Private Limited
c/o GIC Real Estate, Inc.
156 W. 56th Street
Suite 1900
New York, New York 10019
Attention: Jesse Hom or Hard Rock Portfolio Manager
Email: JesseHom@gic.com.sg

with a copy to:	Dechert LLP
90 State House Square
12th Floor
Hartford, CT 06103
Attention: Laura Ciabarra, Esq.
Email: laura.ciabarra@dechert.com
If to First Mezzanine Lender or New Owner:

c/o Brookfield Real Estate Financial Partners LLC Three World Financial Center 200 Vesey Street, 11th Floor New York, New York 10281 Attention: Terry Hoyt Email: Theresa.Hoyt@brookfield.com

with a copy to:	Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690 Attention: Alan W. Lawrence, Esq. Email: Alan.Lawrence@aporter.com

If to Second Mezzanine Lender:

NRFC HRH Holdings, LLC

c/o NorthStar Realty Finance, Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

Attention: Aaron Davis, Al Tylis and Dan Gilbert

Email: davis@nrfc.com, tylis@nrfc.com and gilbert@nrfc.com,

with a copy to:	Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Bradford Lavender, Esq. Email: BBLavender@bryancave.com

If to any Borrower Party (other than a Morgans Party or DLJ Guarantor):	c/o DLJ Merchant Banking Partners One Madison Avenue, 11th Floor New York, New York 10010 Attention: Nicole Arnaboldi Email: nicole.arnaboldi@credit-suisse.com

and:	c/o DLJ Merchant Banking Partners One Madison Avenue, 11th Floor New York, New York 10010 Attention: Roger M. Machlis, Esq. Email: roger.machlis@credit-suisse.com

and:	c/o Morgans Hotel Group 475 Tenth Avenue New York, New York 10018 Re: Hard Rock

Attention: Marc Gordon, Chief Investment Officer Email: marc.gordon@morganshotelgroup.com

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Michelle V. Kelban, Esq. Email: Michelle.Kelban@lw.com

and:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 29th Floor New York, New York 10019 Attention: Stephen Gellman, Esq. Email: SGGellman@WLRK.com

and:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Alan W. Kornberg, Esq. Email: akornberg@paulweiss.com

and:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Harris B. Freidus, Esq. Email: hfreidus@paulweiss.com

If to DLJ Guarantor:	c/o DLJ Merchant Banking Partners One Madison Avenue, 11th Floor New York, New York 10010 Attention: Nicole Arnaboldi Email: nicole.arnaboldi@credit-suisse.com

and:	c/o DLJ Merchant Banking Partners One Madison Avenue, 11th Floor New York, New York 10010 Attention: Roger M. Machlis, Esq. Email: roger.machlis@credit-suisse.com

with a copy to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Alan W. Kornberg, Esq. Email: akornberg@paulweiss.com

and:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Harris B. Freidus, Esq. Email: hfreidus@paulweiss.com

If to any Morgans Party:	c/o Morgans Hotel Group 475 Tenth Avenue New York, New York 10018 Re: Hard Rock Attention: Marc Gordon, Chief Investment Officer Email: marc.gordon@morganshotelgroup.com

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 29th Floor New York, New York 10019 Attention: Stephen Gellman, Esq. Email: SGGellman@WLRK.com-

A notice shall be deemed to have been given: in the case of hand delivery, delivery by a reputable overnight courier or delivery by registered or certified mail, at the time of delivery, or in the case of electronic mail, upon electronic return receipt acknowledgment so long as sent on a Business Day, provided that within three (3) Business Days thereafter, a hard copy of such notice shall have been delivered pursuant to one of the other forms of delivery permitted by this Section 11.1. Any refusal to accept a notice shall be deemed to have been given when delivery was attempted, and any delivery made on a day that is not a Business Day or after 5 p.m. (in the place of receipt) on any Business Day, shall be deemed to have been given only as of the next Business Day.

11.2 Merger. This Agreement, and the instruments, agreements and other documents delivered hereunder contain the entire agreement between the Borrower Parties, on the one hand, and the Lender Parties, on the other hand relating to the transaction contemplated hereby. Prior agreements, understandings, representations and statements, with respect to the transaction contemplated hereby, whether written or oral, are merged herein. Notwithstanding the above, Borrowers acknowledge and agree that the Loan Documents (as amended as of the date hereof) shall continue to evidence the relationship between Lenders and Borrowers under the Loans.

11.3 Waiver; Amendments. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. Except as otherwise provided in Section 9.7, all rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Each party hereto shall have the right to waive any of the conditions precedent to its obligations under this Agreement. No such waiver, modification, discharge or amendment of this Agreement will be valid in the absence of the written and signed consent of the party against which enforcement of such is sought.

11.4 Assignment. Except as provided in the last sentence of this Section 11.4, this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (x) the D&O Indemnitees are third-party beneficiaries of the provisions of Section 4.2, (y) the Indemnified Parties are third-party beneficiaries of the provisions of Article 10 and (z) any of the Morgans/DLJ IP Parties that are not parties to this Agreement and any of their respective Affiliates that become parties to the IP Litigation are third-party beneficiaries of Sections 4.1 and 9.2(D). No assignment of this Agreement or the rights hereunder may be made by any party hereto without the written consent of the other parties hereto. No assignment of this Agreement or of any rights hereunder by any party shall relieve such assigning party of any of its obligations or liabilities hereunder. In the event that, after the Closing, the Properties or any portion thereof shall be transferred to an Affiliate of a Borrower Party or to First Mezzanine Lender, New Owner or an Affiliate of First Mezzanine Lender or New Owner, such party shall automatically, and without the necessity of any further action, be deemed to be a party to this Agreement and be bound by the provisions hereof that survive the Closing and which were applicable to the transferor of the Properties or the applicable portion thereof.

11.5 Exhibits and Schedules; Captions. All Exhibits and Schedules annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The captions, section numbers, and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope or intent of such paragraphs or articles of this Agreement nor in any way affect this Agreement.

11.6 Further Assurances. At any time after the Closing, the parties hereto shall execute and deliver such additional documents, certificates and instruments and perform such additional acts, as may be reasonably requested, necessary or appropriate, to carry out any of the provisions of this Agreement and to consummate all of the transactions contemplated hereby. In addition, following the Closing, New Owner and the Group Companies shall provide the Guarantors, Hard Rock Holdings and HRHI with such information regarding the Properties or the Group Companies as may be reasonably requested for tax or financial reporting purposes.

11.7 Not a Joint Venture. The relationship between Lenders and Borrowers is solely that of lender and borrower. Nothing contained in this Agreement is intended to create any partnership, joint venture, or association between any Lender Party and any Borrower Party.

11.8 GOVERNING LAW; VENUE. ALL PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. IN CONNECTION WITH ANY ACTION,

SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATING TO THIS AGREEMENT, THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED, ANY OBJECTION OR DEFENSE OF VENUE, OR AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING.

11.9 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

11.10 No Admission. This Agreement represents a compromise of disputed claims. Except for the express representations and warranties contained herein, nothing herein constitutes an admission or concession by any party hereto of any fact or of the validity of any claim or defense asserted or unasserted by any other party hereto related to or arising from the Litigation or otherwise. Any evidence of the existence, terms or negotiation of this Agreement shall be inadmissible in any litigation or other proceeding; provided, however (without limiting the scope of the immediately preceding sentence), such evidence may be offered in a litigation or other proceeding seeking to enforce the terms of this Agreement. This Agreement has been entered into in reliance upon the provisions of Section 4547 of the New York Civil Practice Law and Rules, Rule 408 of the Federal Rules of Evidence and similar provisions, which preclude the introduction of evidence regarding settlement negotiations or agreements.

11.11 Business Days. Whenever under the terms and provisions of this Agreement the time for performance of a condition or the giving of a notice falls upon a day which is not a Business Day such time for performance or for the giving of notice shall be extended to the next Business Day.

11.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as a manually executed counterpart to this Agreement.

11.13 Lenders Obligations Several Not Joint. All of the obligations of Lenders hereunder shall be several obligations of each Lender, and not joint or joint and several obligations of Lenders.

11.14 Survival. The parties’ obligations under this Agreement, other than those obligations performed on the Closing Date (e.g., all of the obligations set forth in Article 8), shall survive Closing.

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IN WITNESS WHEREFORE, the parties hereto have executed this Agreement as of the date first above written.

HRHH HOTEL/CASINO, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI
Title: Vice President

HRHH CAFE, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI
Title: Vice President

HRHH DEVELOPMENT, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI
Title: Vice President

HRHH IP, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI
Title: Vice President

HRHH GAMING, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI
Title: Vice President

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

HRHH GAMING SENIOR MEZZ, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HRHH JV SENIOR MEZZ, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HRHH GAMING JUNIOR MEZZ, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HRHH JV JUNIOR MEZZ, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

HRHH JV JUNIOR MEZZ TWO, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HRHH GAMING JUNIOR MEZZ TWO, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HARD ROCK HOTEL, INC.

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

HARD ROCK HOTEL HOLDINGS, LLC

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Vice President

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

MORGANS GROUP LLC

By:	Morgans Hotel Group Co., as Managing Member

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Chief Financial Officer

MORGANS HOTEL GROUP MANAGEMENT LLC

By:	Morgans Group LLC, its Sole Member

By:	Morgans Hotel Group Co., as Managing Member

By:	/s/ Richard Szymanski
Name: RICHARD SZYMANSKI Title: Chief Financial Officer

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

DLJ MB IV HRH, LLC

By:	/s/ Edward A. Johnson
	Name:	EDWARD A. JOHNSON
	Title:	Director

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

BREF HR, LLC

By: BREF Management, LLC, as manager

By:	/s/ Theresa A. Hoyt
Name: THERESA A. HOYT Title: Authorized Representative

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

VEGAS HR PRIVATE LIMITED

By:	/s/ Kent Goodwin
Name: KENT GOODWIN
Title: Authorized Signatory

By:	/s/ Jordan Brock
Name: JORDAN BROCK
Title: Authorized Signatory

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

BROOKFIELD FINANCIAL LLC – SERIES B

By:	Brookfield Real Estate Financial Partners, LLC, its managing member

By:	/s/ Theresa A. Hoyt
Name: THERESA A. HOYT
Title: Vice President

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

NRFC HRH HOLDINGS, LLC

By:	/s/ Albert Tylis
Name: ALBERT TYLIS
Title: Chief Operating Officer General Counsel & Secretary

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]

[Signature page to Agreement to Transfer in Lieu of Foreclosure and Settlement Agreement]